CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" in the Prospectus and "Reports to Shareholders", "Independent Auditors" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment No. 8 to the Registration Statement (Form N-1A No. 33-62872) of Neuberger Berman Income Trust, and to the incorporation by reference of our reports dated December 4, 1998 on Neuberger Berman Limited Maturity Bond Trust, one of the series comprising Neuberger Berman Income Trust, and on Neuberger Berman Limited Maturity Bond Portfolio, one of the series comprising Income Managers Trust, included in the 1998 Annual Report to Shareholders of Neuberger Berman Income Trust.




                                          /s/ ERNST & YOUNG LLP


Boston, Massachusetts
February 23, 1999